Exhibit 6.1

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of August 20, 2020 by and among J@G Enterprises, Inc., a California corporation (the “Company”), Jamie Garzot, an individual (“Owner”), Hightimes Holding Corp., a Delaware corporation (“Hightimes”) and JG Merger Sub, Inc., a California corporation (“Merger Sub”). The Owner, the Company, Hightimes and Merger Sub are sometimes referred to herein individually as a “Party” and together as the “Parties.” Capitalized terms used in this Amendment but not defined herein shall have the respective meanings ascribed in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated May 29, 2020, as amended by the Amendment to Agreement and Plan of Merger dated July 6, 2020, (as amended, the “Merger Agreement”); and

WHEREAS, Section 10.10 of the Merger Agreement provides that the Merger Agreement may be amended in writing by the Parties and the Parties desire to amend the Merger Agreement in the manner described below.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to amend the Merger Agreement as follows:

1. Amendment to Definitions. The defined term “Merger Shares” is hereby amended and restated in its entirety to read as follows:

“Merger Shares” shall mean Nine Hundred Twenty-Two Thousand Seven (922,727) shares of Hightimes Common Stock, valued at $11.00 per share as of the Closing Date.

2. Amendment to Section 3.02. The first sentence of Section 3.02 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

On the Closing Date, Hightimes shall deposit or cause to be deposited with the Escrow Agent 87,659 shares of Hightimes Common Stock (the “Holdback Amount”) in a special attorneys’ escrow account maintained by a mutually acceptable bank or trust company (the “Escrow Agent”) to be held in trust by the Escrow Agent for a period of six (6) months from the Closing Date.

3. Amendment to Section 4.01(i). The second sentence of Section 4.01(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

For the avoidance of doubt, to the extent that any Indebtedness of the Company shall exist as at the Closing Date, Hightimes may elect to reduce the amount of the Merger Shares (valued at $11.00 per share of Hightimes Common Stock as of the Closing Date) by such Payoff Amounts and make payment of such Payoff Amounts directly to the applicable creditor(s).

4. Amendment to Section 6.02. Section 6.02 of the Merger Agreement is hereby amended to include at the end of such Section 6.02 the following sentence:

As of the Closing Date, Hightimes hereby represents and warrants that (i) the Hightimes Stock Split has not been consummated; and (ii) each of the Merger Shares is valued at $11.00 per share.

5. Amendment to Section 6.08. Section 6.08 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.08 Brokers. Except for a consulting fee payable on the Closing Date of the Merger to Greenvision LLC equal to 46,136 shares of Hightimes Common Stock and $17,500 in cash, neither Hightimes nor any of its officers, directors, employees or stockholders has employed or engaged any broker or finder in connection with the transactions contemplated by this Agreement and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Agreement.

6. Amendment to Subclause 8.02(e)(i)(A). Subclause 8.02(e)(i)(A) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(A) that amount of the Hightimes Common Stock received by such Owner, which shall be valued at $11.00 per share as of the Closing Date, equal to such Losses, if a Merger Event has not occurred, or

7. Amendment to Section 1(a) of Exhibit D. Section 1(a) of Exhibit D to the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(a) On the Closing Date, Hightimes shall deliver to the Escrow Agent any and all certificates evidencing 87,659 shares of Common Stock and representing the Holdback Amount under the Merger Agreement (as so deposited, the “Escrowed Share Certificates”).

8. Amendment to Schedule I to Exhibit E. Schedule I to Exhibit E to the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Schedule I

Name of Shareholder	Shares
Jamie Garzot	876,591
Jamie Garzot	262,977
Gregory Kerr	112,705

9. Full Force and Effect; Conflicts. Except as expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms and conditions of the Merger Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment will govern and control.

10. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11. Entire Agreement. This Amendment contains the full and complete understanding of the Parties with respect to its subject matter and supersedes any previous agreements between the Parties with respect to its subject matter. This Amendment cannot be changed orally, and no waiver by either Party of any breach of this Amendment shall constitute a waiver of any other such breach. The language of this Amendment shall be construed as a whole according to its fair meaning and not strictly for or against either Party; the headings used herein are intended for convenience only and should not be used to interpret the meaning of any provision. The invalidity or unenforceability of any provision (or portion thereof) of this Amendment shall in no way affect the validity or enforceability of any other provision (or portion thereof) of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have each executed and delivered this Amendment as of the date first written above.

HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Executive Chairman

MERGER SUB:

JG MERGER SUB, INC.

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Executive Chairman

THE COMPANY:

J@G ENTERPRISES, INC.

By:	/s/ Jamie Garzot
Name:	Jamie Garzot
Title:	Chief Executive Officer

THE OWNER:

JAMIE GARZOT

By:	/s/ Jamie Garzot
Name:	Jamie Garzot